AMENDMENT AGREEMENT

AMENDMENT AGREEMENT ("Amendment") dated as of March 2, 2010 to the Committed Facility Agreement dated January 23, 2009 between BNP Paribas Prime Brokerage, Inc. ("BNPP PB, Inc.") and Energy Income and Growth Fund ("Customer")

WHEREAS, BNPP PB, Inc. and Customer previously entered into a Committed Facility Agreement dated as of January 23, 2009 (the "Agreement");

WHEREAS, the parties hereto desire to increase the Maximum Commitment Financing (as defined in the Agreement) and amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1. Amendment to "Maximum Commitment Financing" Definition

         Section 1(h) of the Agreement is hereby amended by replacing the number "$60,000,000" currently appearing therein with the number "70,000,000.00".

2. Arrangement Fee applicable to increase in Maximum Commitment Financing

         Customer shall pay a fee equal to the product of $10,000,000.00 USD and 25 basis points, to be paid in six equal installments on the last Business Day of each of the first six calendar months following the date of execution hereof. For the avoidance of doubt, (1) the fee referred to in the immediately preceding sentence represents the only arrangement fee to be paid in respect of the increased amount of Maximum Commitment Financing (meaning that the aggregate amount of arrangement fee payable on such increased amount shall be 25 basis points applied thereto) and (2) the arrangement fee owed by Customer prior to the date of this Amendment shall be calculated based on the Maximum Commitment Financing prior to the execution of this Amendment.

3. Representations

         Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4. Miscellaneous

         (a) Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

         (b) Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

         (c) Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

         (d) Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

         (e) Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

            (The remainder of this page is intentionally left blank.)

 IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

 BNP PARIBAS PRIME BROKERAGE, INC.               ENERGY INCOME AND GROWTH FUND

 /s/ Thomas J. Mahoney                           /s/ Mark R. Bradley
 ----------------------------                    --------------------------
 Name:  Thomas J. Mahoney                        Name:  Mark R. Bradley

 Title: Chief Operating Officer                  Title: CFO and Treasurer